                                                                     EXHIBIT 5.1
                                                                     -----------

                      [GREENBERG TRAURIG, LLP LETTERHEAD]



                                      February __, 2000
Board of Directors
Dover Downs Entertainment, Inc.
2200 Concord Pike
Wilmington, Delaware  19901

            Re:  Registration Statement on Form S-3 (No. 333-30060)
                 --------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Dover Downs Entertainment, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of up to 2,000,000 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock").

     In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, By-laws, as amended, and records of the proceedings and actions of the Board of Directors of the Company in respect of these transactions, and such other documents and records as we have deemed relevant. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and of fact as we have deemed appropriate in order to form a basis for the opinion hereinafter expressed.

     We have been informed by the Company that the Shares will be issued, and the certificates evidencing the same will be duly delivered, against receipt of the consideration stipulated therefor, which will not be less than the par value of the Shares.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the foregoing assumptions, will be validly issued, fully paid and non-assessable.

     The opinion set forth above is limited to the Delaware General Corporation Law, as amended. Moreover, we note that as special counsel to the Company, our representation of the Company is necessarily limited to such specific and discrete matters referred from time to time to our firm by representatives of the Company. Accordingly, we neither have nor should you infer from our representation of the Company in this particular instance that we have any knowledge of the Company's affairs or transactions other than as expressly set forth in this opinion letter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,

                                      /s/Greenberg Traurig, LLP
                                      ------------------------------
                                          Greenberg Traurig, LLP